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                                   November 5, 1985



     Heritage Cash Trust
     1400 66th Street North
     St. Petersburg, Florida 33710

     Dear Sirs:

              Please be advised that the 100,000 shares of beneficial interest of Heritage Cash Trust that we purchased on October 31, 1985 from you were purchased as an investment with no present intention of redeeming or reselling such shares and that we do not now have any intention of redeeming or reselling such shares.

                                         Very truly yours,

                                         RJ FUND MANAGEMENT, INC.



                                         By: /s/ Richard K. Riess
                                            -------------------------
                                            Richard K. Riess
                                            President




















                               RJ FUND MANAGEMENT, INC.
                   The Raymond James Center  1400 66th Street North
        P.O. Box 12749   St. Petersburg, Florida  33733-2749   (813) 344-8143
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